POORE BROTHERS FIRE DAMAGE UPDATE

     November 6, 2000 - Poore Brothers, Inc. (Nasdaq: SNAK) today provided an update regarding the previously announced damage sustained at its Goodyear, Arizona production facility as a result of a fire on October 28, 2000 and its efforts to restore operations.

     The Company announced that it believes it can continue to meet nearly all customer needs during the temporary production shutdown. Third party manufacturers have agreed to provide the Company with production volume that the Company believes will be sufficient to satisfy nearly all of its anticipated customers' needs. Beginning immediately at its Goodyear, Arizona facility, the Company will season and package the bulk product received from third party manufacturers. The Company has developed plans to source product from third party manufacturers until such time as production resumes at the facility, which the Company estimates will be during the first quarter of 2001.

     The Company also confirmed that its Goodyear, Arizona plant sustained extensive fire damage to the processing area roof and equipment utilities. Based on a preliminary assessment of the damage, the Company believes that there was no major damage to processing equipment, or any other area of the plant, including packaging, warehouse and offices areas.

     Mr. Eric J. Kufel, President and CEO, stated, "We extend our most sincere appreciation and gratitude to the Goodyear Fire Department and other Phoenix-area fire departments who went beyond the call of duty to save our production facility. We would also like to thank the community and the snack food industry for their tremendous support and assistance."

     "While this event was extremely unfortunate, our ability to source product and to restore non-processing operations quickly through a tremendous team effort, combined with the overwhelming support received from consumers, has only strengthened our commitment and resolve to achieve our "Intensely Different" growth objectives," concluded Mr. Kufel.

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     Poore Brothers is a rapidly growing manufacturer,  marketer and distributor
of  "intensely  different"  salted  snacks  based  in  Goodyear,   Arizona  with
manufacturing facilities in Goodyear, Arizona and Bluffton, Indiana. The Company's primary emphasis is manufacturing "intensely different" salted snack food items including T.G.I. Friday's(TM) brand snack chips, Poore Brothers(R) brand potato chips, Bob's Texas Style(R) brand potato chips, Boulder Potato
Company(TM)  brand  potato  chips,  Tato  Skins(R)  brand  potato  snacks,   and
Pizzarias(R) brand pizza chips. The Company also manufactures private label potato chips for major retailers in Arizona and California and operates a direct store delivery distribution business in Arizona and a snack food merchandising company in Texas.
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     For further  information  about  Poore  Brothers  or this  release,  please contact Thomas W. Freeze,  Senior Vice President and Chief Financial Officer, at
(623) 932-6203, or logon to http://www.poorebrothers.com.

         Statements contained in this press release that are not historical facts are "forward looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, general risks related to the food products industry, and such other factors as are described in the Company's filings with the Securities and Exchange Commission.